Exhibit 99.1

FOR RELEASE ON MONDAY, JANUARY 12, 2015 AT 8:00 AM ET

TESARO ANNOUNCES EXPANSION OF NIRAPARIB CLINICAL PROGRAM AND OUTLINES LATE-STAGE PROGRAM MILESTONES FOR 2015

• New trial of niraparib for the treatment of ovarian cancer to begin in Q1 2015

• HRD assay to be incorporated into Phase 3 NOVA trial of niraparib in ovarian cancer

• Initial Phase 3 data from NOVA is expected to become available in 2015

• U.S. FDA PDUFA action date for oral rolapitant is September 4, 2015

WALTHAM, MA — January 12, 2015 — TESARO, Inc. (NASDAQ: TSRO), an oncology-focused biopharmaceutical company, today provided an update on its late-stage programs.

“With a potential near-term product launch and a robust, oncology-focused pipeline that is balanced across stages of development and level of risk, we believe that TESARO is uniquely positioned within the biopharmaceutical industry,” said Lonnie Moulder, CEO of TESARO. “Since the Company was founded in 2010, we have in-licensed 10 product candidates, completed our first pivotal development program, submitted our first NDA, and we expect to report data from the Phase 3 NOVA trial of niraparib later this year. We are very pleased to be implementing such a comprehensive niraparib development program for women with ovarian cancer, including both the treatment and maintenance settings, and across multiple lines of therapy. 2015 will be a defining year for TESARO as the Company transitions to become an integrated development and commercial organization in support of our first potential product launch.”

Rolapitant

Oral rolapitant, an NK-1 receptor antagonist for the prevention of chemotherapy-induced nausea and vomiting (CINV), is the subject of a New Drug Application (NDA) that is currently under review by the U.S. Food and Drug Administration (FDA) with a Prescription Drug User Fee Action (PDUFA) goal date of September 4, 2015. An intravenous (IV) formulation of rolapitant is being compared to oral rolapitant in an ongoing clinical trial designed to demonstrate bioequivalence.

TESARO anticipates completing the following milestones related to rolapitant in 2015:

•                  Establish a full-scale oncology U.S. commercial organization to support the launch of rolapitant by the third quarter; and

•                  Submit an NDA for IV rolapitant following regulatory approval of oral rolapitant.

Niraparib

Niraparib is a potent, oral PARP inhibitor that is currently being evaluated in two ongoing Phase 3 trials in patients with ovarian cancer (the NOVA trial) and for treatment of BRCA-positive breast cancer (the BRAVO trial).

Enrollment of the originally intended 180 patients in the non-germline BRCA cohort of the NOVA trial was completed as planned in the fourth quarter of 2014. In order to incorporate a homologous recombination deficiency (HRD) assay into NOVA, the sample size of the non-germline BRCA cohort was increased by 130 patients. Enrollment was expanded in late 2014 and is expected to complete during the first quarter of 2015. The Company expects to report initial data from the NOVA study during 2015.

A new trial supporting registration of niraparib for the treatment of patients with ovarian cancer is planned to initiate during the first quarter of 2015. This single arm, open label study is targeted to enroll 225 patients who have received three or more prior lines of chemotherapy, and endpoints will include objective response rate (ORR) and duration of response for the entire population, as well as platinum sensitive, platinum resistant, germline BRCA and HRD patient subsets.

TESARO anticipates completing the following milestones related to niraparib in 2015:

•                  Initiate a potential registration trial of niraparib for the treatment of patients with ovarian cancer who have previously been treated with three prior regimens of therapy during the first quarter;

•                  Complete enrollment of the expanded non-gBRCA cohort within the NOVA trial during the first quarter;

•                  Report initial data from NOVA during 2015; and

•                  Initiate trials of niraparib in the small cell lung cancer (SCLC) and first-line ovarian cancer maintenance settings during the second half of 2015.

Year-End 2014 Cash Position

TESARO ended 2014 with approximately $257 million in cash and cash equivalents (unaudited), which should provide sufficient resources to enable continued execution on development of the Company’s product pipeline and fund commercialization activities for rolapitant. TESARO expects an average cash burn in the low-$40 million range per quarter in the first half of 2015.

About TESARO

TESARO is an oncology-focused biopharmaceutical company dedicated to improving the lives of cancer patients by acquiring, developing and commercializing safer and more effective therapeutics. For more information, visit www.tesarobio.com.

TESARO Contact:

Jennifer Davis

Sr. Director, Corporate Development & Investor Relations

+1.781.325.1116 or jdavis@tesarobio.com

To the extent that statements contained in this press release are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward looking statements contained in this press release include, among others, statements regarding our expectations regarding the timing of both the selection of clinical candidates from the programs and the commencement of clinical testing, our development plans for any antibody therapeutic candidates individually and in combination with other products and product candidates, and our ability to form partnerships in the future in support of our overall oncology strategy. Forward-looking statements in this release involve substantial risks and uncertainties that could cause our research and pre-clinical development programs, clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, patient accrual rates for clinical trials, certain expenditures and other matters that could affect the availability or commercial potential of our drug candidates. TESARO undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see TESARO’s Annual Report on Form 10-K for the year ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.